PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-95807

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.5750	NYSE
CenturyLink, Inc.	CTL	4.2868	NYSE
Cincinnati Bell Inc.	CBB	2.0000	NYSE
Frontier Communications Corporation	FTR	5.2232	NYSE
Level 3 Communications, Inc.1	LVLT	0.2000	NYSE
Telephone and Data Systems, Inc. Special Common Shares ‘TDS’	TDS.S	1.0000	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1.0000	NYSE
Verizon Communications Inc.	VZ	21.7600	NYSE
Windstream Corporation	WIN	2.0679	NASDAQ GS

(1)  Effective October 20, 2011, the 1-for-15 reverse stock split of Level 3 Communications, Inc., an underlying constituent of the Telecom HOLDRS Trust, became effective.  The quantity of shares of Level 3 Communications, Inc. represented by each 100 share round-lot of Telecom HOLDRS will decrease from 3 shares to 0.2 shares.  As a result, once the split has been effected by the Depository Trust Company, deposits of Level 3 Communications, Inc. for creations of Telecom HOLDRS will decrease from 3 shares to 0.2 shares per round-lot of 100 Telecom HOLDRS.  Also effective October 20, 2011, Level 3 Communications, Inc. will trade on the New York Stock Exchange and the CUSIP will change from 52729N100 to 52729N308.  The ticker of Level 3 Communications, Inc. will remain the same.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is October 25, 2011.